EXHIBIT 99.3
[Logo of NTL Incorporated]

For immediate release
January 7, 2000


               NTL first to announce plans to deliver interactive
             digital terrestrial and personal TV services in the UK


New York, New York (January 7, 2000) - NTL Incorporated  (NASDAQ:  NTLI; EASDAQ:
NTLI.ED) announced today that NTL has selected the Microsoft TV software platform to deliver enhanced interactive TV services as part of its digital terrestrial TV and telephony package for UK consumers. The Microsoft TV platform will enhance the "free to air" digital terrestrial TV capability of the set top box by enabling NTL to provide interactive digital TV services. This includes interactive programming, "personal TV" (using a built-in digital video recorder to download programmes and interactive services to a hard-drive; not tape) and core Internet features such as web browsing, e-mail and chat.

"NTL and Microsoft have a shared vision of helping deliver enhanced television services and programming to consumers world-wide," said Barclay Knapp, President and CEO of NTL. "By using Microsoft TV, an Internet-based platform built on industry standards, we're able to offer our customers market-leading enhanced TV services that will set the standard for what Digital Terrestrial TV can be. NTL is a national company that will offer a unique nation-wide DTT service to bring interactivity and enhanced TV services to those UK consumers unable to connect to ntl's broadband cable networks".

"We are very excited to partner with a pioneer like NTL to bring advanced interactive television services to consumers." said Phil Goldman, General Manager of the TV Platform group at Microsoft. "Microsoft's leadership in developing innovative software for making television more useful, fun, and engaging, will combine with NTL's ability to customize and develop interactive and enhanced TV content to set the standard for the enhanced TV experience in the UK and elsewhere."

This agreement will enable NTL to deploy nationally, interactive programming that integrates interactivity within the context of the viewing experience for DTT customers, not just digital cable customers.

Interactive programming and the ability to personalize TV with digital video recording (DVR) will become increasingly popular as DTT interactive technology empowers the consumer to schedule their own entertainment and information services.

The service will allow viewers to play along with game shows, get sports statistics and access on-demand video and audio clips real-time relative to the program they are watching. Additionally, DVR capabilities provided by the Microsoft TV client software, open up an array of new personal TV possibilities for NTL subscribers. These include recording full digital-quality programming, live pause, fast-forward and rewind, instant replay, and skip ahead. This is all done digitally, without the need for tape.

NTL is the first to announce the provision of DVR and an integrated interactive experience to consumers throughout the U.K.

     About Microsoft TV Platform The Microsoft TV platform is a comprehensive software solution for the television industry that makes television more useful, fun and engaging for consumers and creates significant new economic opportunities for network operators and their suppliers of programming, hardware and software. The client software, Microsoft TV, operates a range of TV-centric appliances, from advanced set-top boxes to integrated televisions. Microsoft TV Server is a suite of software components that offers network operators the tools to provision, manage and operate a large-scale, commercial-grade enhanced TV service.

     The Microsoft TV platform is an open architecture based on internet standards that supports world-wide digital TV broadcast standards, including DVB, ATSC and ARIB and the ATVEF. This enables content developers to quickly and easily create programming once and run it anywhere. It also supports commonly used Internet standards such as HTML, JavaScript and Dynamic HTML, as well as all interactive content authored according to the Advanced Television Enhancement Forum (ATVEF) standard. About NTL ntl uses world-leading technology to deliver telephone, tv, internet and interactive services to UK homes and businesses. 22 million homes watch ITV, C4 and C5 thanks to ntl's transmission network: 5.6 million of those homes are within its "speed of light" fibre-optic broadband network. ntl helped pioneer digital tv and is involved in digital terrestrial, cable and satellite and launched the UK's first interactive service in March 1999. ntl's national network carries such names as Virgin, Orange and AT&T. with businesses in France, Australia and Ireland, ntl's headquarters is in Hook, Hampshire, UK. It has over 10,000 associates and is listed on NASDAQ. In January 1999, NTL announced that Microsoft Corporation was investing $500 million in NTL, equating to an approximately 3% stake in the company in July 1999, ntl announced its intention to acquire the consumer operations of Cable & Wireless Communications.



About Microsoft

     Founded in 1975, Microsoft (Nasdaq "MSFT") is the world-wide leader in software for personal and business computing. The company offers a wide range of products and services designed to empower people through great software - any time, any place and on any device.

Microsoft and Windows are either a registered trademark or trademarks of Microsoft Corp. in the United States and/or other countries. Other product and company names herein may be trademarks of their respective owners.

For more information, press only:



NTL:
Will Robson, tel: 07050 094371
Lee Nugent, NBC , tel: 0171 229 4400
will.robson@ntl.com

Sam Booker, Stuart Yeardsley,
The RED Consutlancy.
Tel: +44 207 465 7700
Email: samb@redconsultancy.com


Note to editors: If you are interested in viewing additional information about Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft's corporate information pages. If you are interested in viewing additional information specific to Microsoft TV strategy, please visit the Microsoft TV Web page at http://www.microsoft.com/tv/.